Exhibit 10.3

[GRAPHIC OMITTED] NORWEST BANK MINNESOTA,
                  NATIONAL ASSOCIATION                               TERM NOTE A
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$1,500,000.00                                                   January 22, 1997

FOR VALUE RECEIVED, The Barbers, Hairstyling for Men & Women, Inc. (the "Borrower") promises to pay to the order of Norwest Bank Minnesota, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing on the unpaid balance at the annual rate of interest defined below. Absent manifest error the Bank's records will be conclusive evidence of the principal and accrued interest owing hereunder.

INTEREST RATE. The principal balance outstanding under this Term Note A will bear interest at 8.82% per annum.

REPAYMENT TERMS

PRINCIPAL AND INTEREST. Principal and interest shall be payable in successive monthly installments of Twenty Three Thousand Nine Hundred Ninety Seven and 00/100 Dollars ($23,997.00), beginning on February 22, 1997. The remaining principal balance, plus any accrued interest, shall be fully due and payable on January 22, 2004.

APPLICATION OF PAYMENTS. Each payment shall be applied as scheduled or as the Bank in its discretion deems appropriate.

PREPAYMENT PENALTY. This Term Note A may be prepaid in whole or in part at any time, provided that a premium shall be paid with the prepayment equal to the amount of interest that would have accrued on the principal being prepaid (from the date of prepayment to its stated maturity or repricing date) computed at an annual rate equal to (i) the rate then in effect under this Term Note A on the principal being prepaid, minus (ii) the yield (including both interest and discount) on a United States Treasury Security of comparable term that could be purchased on the date of prepayment and maturing on (or about) the due date of the principal being prepaid; such amount to be discounted to its present value using the yield on such Treasury Security as the applicable discount factor discounted monthly, provided that no premium shall be payable (and no credit or rebate shall be required) if the yield described in clause (ii) above exceeds the rate described in clause (i). Each prepayment shall be applied against installments of principal due hereunder in inverse order of their maturities. For purposes of the foregoing, the term "prepayment" shall include any payment following acceleration of this Term Note A.

ADDITIONAL TERMS AND CONDITIONS. This Term Note A is issued pursuant to a Term Loan and Credit Agreement of even date between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Term Note A by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank if this Term Note A is not paid as provided above. This Term Note A shall be governed by the substantive laws of the State of Minnesota.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. Borrower and any other person who signs, guarantees or endorses this Term Note A, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Term Note A.


THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

BY:   /s/ J. BRENT HANSON
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ITS:  VICE PRESIDENT AND CHIEF FINANCIAL OFFICER